EXHIBIT 4.1

                           AIS FUTURES FUND IV L.P.

                          SECOND AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT


                        Dated as of September 30, 2000


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            THE UNITS OF LIMITED PARTNERSHIP INTEREST CREATED BY THIS LIMITED
PARTNERSHIP AGREEMENT ARE BEING ACQUIRED FOR INVESTMENT, HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE
SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN
THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND LAWS OR
AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER THAT SUCH
REGISTRATION IS NOT REQUIRED AND THAT SUCH SALE, TRANSFER, PLEDGE OR
HYPOTHECATION WILL HAVE NO ADVERSE TAX CONSEQUENCES FOR THE PARTNERSHIP OR ANY
OTHER PARTNER. THE SALE OR OTHER TRANSFER OF THESE INTERESTS IS ALSO SUBJECT
TO CERTAIN OTHER RESTRICTIONS SET FORTH IN THIS LIMITED PARTNERSHIP AGREEMENT,
INCLUDING THE REQUIREMENT THAT THE GENERAL PARTNER CONSENT TO SUCH SALE OR
TRANSFER.

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                                     C-1
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                           AIS FUTURES FUND IV L.P.

                          SECOND AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT

                               TABLE OF CONTENTS
                               -----------------

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
1.  FORMATION AND NAME                                                                        A-3

2.  PRINCIPAL PLACE OF BUSINESS                                                               A-3

3.  BUSINESS                                                                                  A-3

4.  DISSOLUTION, FISCAL YEAR AND CERTAIN DEFINITIONS                                          A-4

5.  PRIVATE OFFERING OF UNITS OF LIMITED PARTNERSHIP INTEREST; CAPITAL CONTRIBUTIONS          A-4

6.  ALLOCATION OF PROFITS AND LOSSES                                                          A-5

7.  MANAGEMENT OF THE PARTNERSHIP                                                             A-7

8.  REPORTS TO LIMITED PARTNERS                                                               A-8

9.  ASSIGNABILITY OF UNITS ONLY WITH CONSENT; REDEMPTION OF UNITS; SUSPENSION OF
    TRADING IN CERTAIN EVENTS                                                                 A-9

10. ADMISSION OF ADDITIONAL PARTNERS                                                          A-9

11. BENEFIT PLAN INVESTORS                                                                   A-10

12. SPECIAL POWER OF ATTORNEY                                                                A-10

13. WITHDRAWAL OF A PARTNER                                                                  A-11

14. NO PERSONAL LIABILITY FOR RETURN OF CAPITAL                                              A-11

15. STANDARD OF LIABILITY; INDEMNIFICATION                                                   A-12

16. AMENDMENTS; MEETINGS                                                                     A-13

17. GOVERNING LAW                                                                            A-13

18. MISCELLANY                                                                               A-13


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

                           AIS FUTURES FUND IV L.P.

                          SECOND AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT

            This Second Amended and Restated Limited Partnership Agreement ("Limited Partnership Agreement") made as of September 30, 2000, among AIS Futures Management LLC, a Delaware limited liability company, as general partner (the "General Partner"), and each other party who shall execute a counterpart of this Limited Partnership Agreement as a limited partner or who becomes a party to this Agreement as a limited partner by execution of a Subscription Agreement and Power of Attorney or other instrument or otherwise and who is shown on the books and records of the Partnership as a limited partner (individually, a "Limited Partner" and collectively, "Limited Partners") (the General Partner and Limited Partners are collectively referred to herein as "Partners");

                             W I T N E S S E T H:

            WHEREAS, the parties hereto desire to form and continue a limited partnership for the purpose of trading in commodity interests.

            NOW, THEREFORE, the parties hereto agree as follows:

            1. Formation and Name.

            The parties hereto do hereby form and continue a limited partnership under the Revised Uniform Limited Partnership Act of the State of Delaware, as amended and in effect on the date hereof (6 DEL. C. ss. 17-101, et seq.) (the "Act"). The existing Partners prior to the date hereof have consented to the amendment and restatement of the Amended and Restated Limited Partnership Agreement ("Prior Agreement") dated August 11, 1997. This Second Amended and Restated Limited Partnership Agreement replaces the Prior Agreement in its entirety. The name of the limited partnership is AIS Futures Fund IV L.P. (the "Partnership"). The General Partner may change the name of the Partnership, or cause the Partnership to transact business under such other name as the General Partner may designate, upon notice to the Limited Partners. The General Partner shall execute and file a Certificate of Limited Partnership in accordance with the provisions of the Act and execute, file, record and publish, as appropriate, such amendments thereto, assumed name certificates and other documents as are or become necessary or advisable as determined by the General Partner. Each Limited Partner hereby agrees to furnish to the General Partner a power of attorney which may be filed with the Certificate of Limited Partnership and any amendments thereto and such additional information as is required from him to complete such documents and to execute and cooperate in the filing, recording or publishing of such documents, at the request of the General Partner.

            2. Principal Place of Business.

            The principal office of the Partnership shall be in care of the General Partner, 187 Danbury Road, P.O. Box 806, Wilton, Connecticut 06897, or such other place as the General Partner may designate from time to time.

            The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

            The General Partner may change the registered office and registered agent of the Partnership upon notice to the Limited Partners.

            3. Business.

            The Partnership's business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of commodities, commodity futures and forward contracts, options on any of the foregoing and any rights pertaining thereto and to engage in all activities incident thereto. The objective of the Partnership's business is appreciation of its assets through speculative trading. The Partnership may engage in such business directly or through partnerships, joint ventures or similar arrangements.

            4. Dissolution, Fiscal Year and Certain Definitions.

            (a) Term. The Partnership commenced on the day on which the Certificate of Limited Partnership was filed in the appropriate office in the State of Delaware pursuant to the provisions of the Act and shall continue for a period ending on the first to occur of the following:

            (i) December 31, 2026.

            (ii) A decline in the Net Assets (defined below) of the Partnership as of the close of business in New York, New York (as determined by the General Partner) to $50,000 or less.

            (iii) The withdrawal (including withdrawal after suspension of trading), dissolution, bankruptcy or removal of the General Partner as described in Paragraph 13 or 16 hereof (unless a new general partner has been substituted and the Partnership is continued pursuant to Paragraph 10 or 16).

            (iv) Any event which shall make unlawful the continued existence of the Partnership or requiring termination of the Partnership.

            (b) Dissolution. Upon the first to occur of the above events, the Partnership shall terminate and be dissolved. Dissolution, payment of creditors and distribution of the Partnership's assets shall be effected in accordance with the Act except that the General Partner and each Limited Partner shall share in the assets of the Partnership pro rata in accordance with their respective capital accounts, less any amount owing by such Partner to the Partnership.

            (c) Fiscal Year. The fiscal year of the Partnership shall begin on January 1 of each year and end on the following December 31.

            (d) Certain Definitions. The Net Assets of the Partnership are its assets less its liabilities, determined in such manner as the General Partner may deem fair and reasonable and in a manner consistent with industry standards. The Net Assets attributable to the Series A Units ("Series A Assets"), Series B Units, if any ("Series B Assets"), etc. are those assets identified in the Partnership's books and records as being for the account of the holders of Series A Units, Series B Units, etc., respectively.

            In determining the Net Assets of a Series of Units, the same method shall be used as in determining the Net Assets of the Partnership, except as follows: Only the Series A Assets (in the case of the Series A Net Asset Value) or the Series B Assets, if any (in the case of the Series B Net Asset Value), etc. shall be considered as assets of that Series in calculating the Net Asset Value of the Series. In addition, only the portion of the Partnership's liabilities that is attributable to the particular Series shall be considered as liabilities of that Series. Such allocation shall be made by the General Partner, in consultation with the Partnership's accountants, based on the following guidelines: (i) common expenses (namely, all direct expenses, such as the brokerage commissions and administrative expenses) shall be calculated at least monthly and apportioned among the Series A Assets, Series B Assets, if any, etc., in the ratio that the Net Assets of each Series bears to the Partnership's Net Assets; and (ii) Management Fees and Profit Shares shall be calculated and allocated separately on a monthly basis.

            5. Private Offering of Units of Limited Partnership Interest; Capital Contributions.

            The Partners' contributions to the capital of the Partnership shall be as shown in the books and records of the Partnership.

            Interests in the Partnership, other than the general partnership interest of the General Partner, shall be units of limited partnership interest ("Units" or, individually, a "Unit"), and the Partnership may, but need not, issue Units in thousandths of a Unit. Units may be issued in any number of Series. Initially Series A and Series B Units will be issued. Unless otherwise indicated, references herein to the "Units" shall refer to all series of Units.


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

            After the commencement of operations by the Partnership, the General Partner may on behalf of the Partnership admit additional Limited Partners to the Partnership in compliance with applicable law and may issue and sell Units to them at not less than the then Net Asset Value for the relevant Series of Units; provided that such proceeds may be less than said Net Asset Value per Unit if the newly offered Units' participation in the Partnership's profits and losses is proportionately reduced. Selling commissions and organizational and offering charges may be paid from the proceeds of Unit sales provided that the net proceeds to the Partnership are not less than the current Net Asset Value for the relevant Series of Units. The General Partner is authorized to take such action and make such arrangements for the issue and sale of such Units, if any, as it deems appropriate.

            All Units subscribed for upon receipt of a check or draft of the subscriber are issued subject to the collection of the funds represented by such check or draft. In the event a check or draft of a subscriber for Units representing payment for Units is returned unpaid, the Partnership shall cancel the Units issued to such subscriber represented by such returned check or draft. Any losses or profits sustained by the Partnership in connection with the Partnership's commodity trading allocable to such canceled Units shall be deemed an increase or decrease in Net Assets and allocated among the remaining Partners as described in Paragraph 6. Each subscriber agrees to reimburse the Partnership for any expense or loss (including any trading loss) incurred in connection with the issuance and cancellation of any such Units issued to him.

            The General Partner may decide not to accept any subscriptions for Units if doing so would cause the Partnership to hold "plan assets" under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Internal Revenue Code of 1986, as amended (the "Code"). In the event the General Partner makes such a decision, subscriptions which are otherwise acceptable and which are pending at the same time will be reduced pro rata in proportion to the amount of each pending subscription. If a subscriber has its subscription reduced as described above, such subscriber shall be entitled to rescind its subscription in its entirety.

            6. Allocation of Profits and Losses.

            (a) Capital Accounts and Profit Sharing Accounts. A capital account shall be established for each Partner. The initial balance of each capital account shall be the amount initially contributed to the Partnership with respect to Units allocated to that account. A Profit Sharing Account shall also be established solely for bookkeeping purposes.

            (b) Allocations; Valuation Dates. As of the close of business (as determined by the General Partner) on the last day of each month and on each redemption date, the following determinations and allocations shall be made with respect to each Series of Units:

            (1) The Net Assets (after all fees and other charges) of such Series shall be determined.

            (2) The Profit Sharing Account will be credited with any accrued Profit Share. Any Profit Share for such taxable year that has been reversed will decrease the Profit Sharing Account.

            (3) The amount of any distribution to a Partner of such Series, any amount paid to a Partner of such Series upon redemption of Units of such Series and any amount paid to the General Partner on withdrawal of its interest in the Partnership shall be charged to the Partner's capital account.

            (4) Any remaining increase or decrease in the Net Assets of such Series as compared to the last such determination of Net Assets of such Series shall be credited or charged to the capital accounts of each Partner holding Units of such Series in the ratio that the balance of each account bears to the balance of all accounts of such Series.

            (5) The Net Asset Value of a Unit of such Series shall be determined.

            Upon request, the General Partner will advise any Limited Partner of the current Net Asset Value of a Unit for the relevant Series of Units.


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

            (c) Allocation of Profit and Loss for Federal Income Tax Purposes. As of the end of each fiscal year, the Partnership's profit or loss shall be allocated among the Partners for federal income tax purposes pursuant to the following subparagraphs.

            (1) Items of operating income, including, without limitation, interest, shall be allocated first to the General Partner to the extent of any credits to the Profit Sharing Account (to the extent that there are also items of net realized capital gain to be allocated in respect of the Profit Sharing Account as described below, the allocation of operating income or capital gain shall be made on a pro rata basis). Any such items remaining after such priority allocation and all items of operating expense, legal, accounting, administrative and Management Fees, brokerage and service fees shall be allocated to each Partner by allocating such items which accrued during the year among the persons who were Partners during such year in the ratio that each such Partner's capital account bears to all such Partners' capital accounts at the end of such year; provided that, if and to the extent that in determining the Net Asset Value of each Series, any such items that were apportioned entirely to one Series or were apportioned on a basis other than the relative Net Asset Values of the Series, then such items shall first be apportioned among the Series on the same basis as they were apportioned in determining the Net Asset Values of the respective Series and shall then be further allocated among the Partners holding each Series, based on their respective book capital accounts (exclusive of such items) at the end of the month in which such items accrued.

            (2) Net realized capital gain or loss from the Partnership's trading activities shall be allocated separately with respect to each Series in the following manner:

            (aa) For the purpose of allocating the Partnership's net realized capital gain or loss among the Partners, there shall be established a tax allocation account with respect to each outstanding Unit. The initial balance of each allocation account shall be the amount paid to the Partnership for the Unit. Allocation accounts shall be adjusted as of the end of each fiscal year as follows:

                  (i) Each allocation account shall be increased by the amount of income allocated to the holder of the Unit with respect to the Unit pursuant to subparagraph (c)(1) above and subparagraph (cc) below.

                  (ii) Each allocation account shall be decreased by the
            amount of expense or loss allocated to the holder of the Unit with respect to the Unit pursuant to subparagraphs (c)(1) above and subparagraph (ee) below and by the amount of any distribution the holder of the Unit has received with respect to the Unit (other than on redemption of Units).

                  (iii) When a Unit is redeemed, the allocation account with respect to such Unit shall be eliminated.

            (bb) Net realized capital gain shall be allocated first to the General Partner to the extent of any balance in the Profit Sharing Account and next to each Partner who has redeemed a Unit during the fiscal year up to the excess, if any, of the amount received upon redemption of the Unit over the allocation account attributable to the redeemed Unit. If the gain to be so allocated to all Partners who have redeemed Units during a fiscal year is less than the excess of all such amounts received upon redemption over all such allocation accounts, the entire capital gain for such fiscal year shall be allocated among all such Partners in the ratio that each such Partner's excess bears to the aggregate excess of all such Partners who redeemed Units during such fiscal year.

            (cc) Net realized capital gain remaining after the allocation thereof pursuant to subparagraph (bb) shall be allocated next among all Partners whose capital accounts are in excess of their Units' allocation accounts (after the adjustments in subparagraph (bb)) in the ratio that each such Partner's excess bears to all such Partners' excesses. In the event that gain to be allocated pursuant to this subparagraph (cc) is greater than the excess of all such Partners' capital accounts over all such allocation accounts, the excess will be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

            (dd) Net realized capital loss shall be allocated first to each Partner who has redeemed a Unit


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

      during the fiscal year up to the excess, if any, of the allocation account attributable to the redeemed Unit over the amount received upon redemption of the Unit. If the loss to be so allocated to all Partners who have redeemed Units during a fiscal year is less than the excess of all such allocation accounts over all such amounts received upon redemption, the entire capital loss for such fiscal year shall be allocated among all such Partners in the ratio that each such Partner's excess bears to the aggregate excess of all such Partners who redeemed Units during such fiscal year.

            (ee) Net realized capital loss remaining after the allocation thereof pursuant to subparagraph (dd) shall be allocated next among all Partners whose Units' allocation accounts (after the adjustments in subparagraph (dd)) are in excess of their capital accounts in the ratio that each such Partner's excess bears to all such Partners' excesses. In the event that loss to be allocated pursuant to this subparagraph (ee) is greater than the excess of all such allocation accounts over all such Partners' capital accounts, the excess loss will be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts. No losses are allocated to the General Partner in respect of credits to the Profit Sharing Account.

            (ff) In the event that a Unit has been assigned with the consent of the General Partner, the allocations prescribed by this Paragraph 6(c) shall be made with respect to such Unit without regard to the assignment except that in the year of assignment the allocations prescribed by Paragraph 6(c)(1) shall be divided between the assignor and the assignee based on the number of whole months each held the assigned Unit. For purposes of this Paragraph 6(c), tax allocations shall be made to the General Partner's general partnership interest on a Unit-equivalent basis.

            (gg) The allocations of profit and loss to the Partners in respect of the Units shall not exceed the allocations permitted under Subchapter K of the Internal Revenue Code of 1986, as amended (the "Code"), as determined by the General Partner, whose determination shall be binding. The purpose of the foregoing allocations is to allocate taxable income so as nearly as possible to have Limited Partners' tax basis accounts equal to their capital accounts as provided by the Code, including without limitation a "Qualified Income Offset."

            (3) For the purposes of this Paragraph 6(c), net realized capital gain or loss shall include any gain or loss required to be taken into account under Section 1256 of the Code.

            (d) Expenses. Operating expenses and all other liabilities of the Partnership shall be paid by the Partnership and shall accrue to the capital accounts of the Partners as incurred.

            (e) Limited Liability of Limited Partners. Each Unit, when purchased in accordance with this Limited Partnership Agreement, shall, except as otherwise provided by law, be fully paid and nonassessable. Any provisions of this Limited Partnership Agreement to the contrary notwithstanding, no Limited Partner shall be liable for Partnership obligations in excess of the capital contributed by him, plus his share of undistributed profits and assets (including his obligation, as required by law, under certain circumstances to return to the Partnership distributions and returns of contributions).

            (f) Return of Limited Partners' Capital Contributions. Except to the extent that a Limited Partner shall have the right to withdraw capital in accordance with the terms of this Limited Partnership Agreement, no Limited Partner shall have any right to demand the return of any capital contribution or any profits added thereto, except upon termination and dissolution of the Partnership. In no event shall a Limited Partner be entitled to demand or receive property other than cash.

            7. Management of the Partnership.

            The General Partner, to the exclusion of all Limited Partners, shall control, conduct and manage the business of the Partnership. The General Partner shall have sole discretion in determining what distributions of profits and income, if any, shall be made to the Partners, shall execute various documents on behalf of the Partnership and the Partners and supervise the liquidation of the Partnership if an event causing termination of the Partnership occurs.


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            The General Partner may, in furtherance of the business of the
Partnership, cause the Partnership to buy, sell, hold, otherwise acquire or dispose of commodities, commodity futures and commodity forward contracts, and options on the foregoing traded on exchanges or otherwise. The General Partner may engage and compensate on behalf of the Partnership, from funds of the Partnership, and enter into joint ventures or employment, independent contractor or other agreements on such terms with, such persons, firms or corporations, including the General Partner and any affiliate of the General Partner, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership.

            AIS will have complete discretion with respect to the Partnership's trading decisions in respect of the Partnership's assets. The General Partner is hereby authorized on behalf of the Partnership: (i) to enter into customer agreements with commodity brokers; (ii) to cause the Partnership to pay the brokerage commissions at the rates provided for in the customer agreements; (iii) to cause the Partnership to pay to the General Partner a monthly Management Fee (as defined below); and (iv) to cause the Partnership to pay to the General Partner a Profit Share (as defined below). Such fees and expenses may be increased by the General Partner upon notice to the Limited Partners.

            Monthly Management Fees shall equal 1/12 of 2% of Net Assets (a 2% annual rate). Profit Shares shall equal 20% of any New Trading Profits (as defined below) in the Net Asset Value of each Unit as of each calendar year-end.

            New Trading Profit is the net profits, if any, from the General Partner's commodity trading through the end of the relevant period, after subtraction of brokerage commissions (including the difference, positive or negative, in accrued commissions on open positions between the end of such period and the end of the previous period) and operating expenses. Interest income is included in New Trading Profit for purposes of calculating the Profit Share payable to the General Partner. Any trading losses from prior periods must be recouped before New Trading Profit can again be generated. New Trading Profit includes open trade equity which may, in fact, never be realized. New Trading Profit is only recognized to the extent that cumulative profits exceed the previous period-end high. If any Profit Shares are allocated to the General Partner, in respect to New Trading Profits earned by a Limited Partner, and the Limited Partner thereafter incurs trading losses, the General Partner will nevertheless retain the Profit Shares previously allocated.

            The General Partner may take such other actions on behalf of the Partnership as it deems necessary or desirable to manage the business of the Partnership.

            The General Partner is hereby appointed "tax matters partner" of the Partnership, and it is agreed and acknowledged that the General Partner may, in its discretion, determine how to classify any item of income, loss, gain or deduction of the Partnership and any Profit Share or other allocations made by any advisory agreement or other business arrangement in which the Partnership may invest, for federal income tax purposes.

            The General Partner is engaged and may engage in other business activities and shall not be required to refrain from any other activity (whether in competition with the Partnership or not) nor forego any profits from any such activity, whether as general partner, commodity broker, introducing broker or trading advisor of additional partnerships for investment in commodity futures contracts or otherwise. Limited Partners may similarly engage in any such other business activities.

            No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of the General Partner's authority to bind and act on behalf of the Partnership.

            8. Reports to Limited Partners.

            The General Partner will cause each Partner to receive: (i) within 90 days after the close of each fiscal year, audited financial statements (including a balance sheet and statement of income) of the Partnership for the fiscal year then ended; (ii) within 90 days after the close of each fiscal year, such tax information as is necessary for such Partner to complete his federal income tax return; and (iii) such other information as the Commodity Futures Trading Commission may by regulation require.


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

            9. Assignability of Units Only with Consent; Redemption of Units;
               Suspension of Trading in Certain Events.

            The Units will be offered privately, and, accordingly, any resales may be made only in compliance with the restrictions imposed by applicable securities laws. Each Limited Partner expressly agrees that he will not assign, transfer or dispose of, by gift, pledge, hypothecation or otherwise, any of his Units or any part or all of his right, title or interest in the capital or profits of the Partnership without giving written notice of the assignment, transfer or disposition to the General Partner, and receiving the General Partner's consent thereto. Such consent may be withheld in the General Partner's absolute discretion.

            A Limited Partner may withdraw from the Partnership all or any part of his capital contributions and undistributed profits, if any (such withdrawal being herein referred to as a "redemption"), by requiring the Partnership to redeem any or all of his Units at the Net Asset Value of a Unit of the relevant Series, calculated as of the close of business in New York, New York (as determined by the General Partner) on the last day of any month occurring after the receipt by the General Partner of written notice of redemption, provided, that: (1) all liabilities, contingent or otherwise (including liabilities under any advisory agreements, partnership agreements or other business contracts into which the Partnership may enter) of the Partnership, except any liability to Partners on account of their capital contributions, have been paid or there remains property of the Partnership sufficient to pay them; and (2) the General Partner shall have received at least ten days' notice of redemption, or such lesser period as shall be acceptable to the General Partner, in advance of the requested effective date of redemption. The General Partner may, in its discretion, declare additional redemption dates upon notice to the Limited Partners. The General Partner may, but need not, permit redemption of partial Units. Upon redemption, a Partner shall receive from the Partnership for each whole Unit redeemed an amount equal to the Net Asset Value of a Unit of the relevant Series, less any amount owing by such Partner to the Partnership pursuant to Paragraph 15 hereof. If redemption is requested by any Limited Partner, all amounts owed under Paragraph 15 by any person who previously owned the Units being redeemed (as well as by the redeeming party) shall be deducted from the amount paid upon redemption of such Units. No purported assignee of Units to which the General Partner has not consented shall be entitled to redemption rights.

            Payment in respect of Units redeemed will be made as promptly as practicable after the effective date of redemption, except that under special circumstances, including but not limited to the inability to liquidate commodity positions due to the operation of daily limits or otherwise as of such redemption date or default or delay in payments due the Partnership from commodity brokers, banks, investee partnerships, dealers or other persons, the Partnership may in turn delay payment to Partners requesting redemption of Units of the proportionate part of the Net Asset Value of the Units being redeemed represented by the sums which are the subject of such circumstances.

            The General Partner may, upon thirty days' written notice, redeem all of any Limited Partner's Units as of any month-end. In addition, the General Partner may require a Limited Partner to withdraw all or a portion of such Partner's Units if the General Partner considers doing so to be desirable for the protection of the Partnership.

            10. Admission of Additional Partners.

            Additional or substitute Limited Partners may be admitted to the Partnership as described in Paragraph 5 and Paragraph 9.

            No Limited Partner shall have any preemptive, preferential or other right with respect to the issuance or sale of any additional Units.

            Additional or replacement general partners may be admitted to the Partnership pursuant to a vote of Limited Partners as provided in Paragraph
16. In addition, the General Partner may at any time substitute or add any affiliate or affiliates of the General Partner as the sole general partner or as an additional general partner or general partners hereunder without the consent of the Limited Partners, and upon the merger or consolidation of the General Partner into, or the transfer by it of all or substantially all of its assets to, another corporation, such corporation shall without the consent of the Limited Partners become a substitute general partner hereunder. Each Limited Partner by becoming party to this Limited Partnership Agreement consents to such substitution and addition of general partners hereunder.

            11. Benefit Plan Investors.

            (a) Investment in Accordance with Law. Each Limited Partner that is an "employee benefit plan" as defined in and subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "plan" as defined in Section 4975 of the Code (each such employee benefit plan and plan, a "Plan"), and each fiduciary thereof who has caused the Plan to become a Limited Partner (a "Plan Fiduciary") represents and warrants that: (a) the Plan Fiduciary has considered an investment in the Partnership for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Partnership for such Plan is consistent with its responsibilities under ERISA; (c) the investment in the Partnership by the Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement entered into thereunder; (d) the Plan's investment in the Partnership has been duly authorized and approved by all necessary parties; (e) none of the General Partner, the Commodity Broker, any Selling Agent, any of their respective affiliates or any of their respective agents or employees: (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary: (i) is authorized to make, and is responsible for, the decision for the Plan to invest in the Partnership, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the General Partner, the Commodity Broker, any Selling Agent and any of their respective affiliates; and (iii) is qualified to make such investment decision. Each Limited Partner that is a Plan further represents and warrants that: (i) the trustee of the Plan will hold the Plan's Units in trust; (ii) the Plan Fiduciary consents to the payment of Management Fees and Profit Shares to the General Partner and has determined that the arrangement for services and the Management Fees and Profit Shares to be paid to the General Partner are reasonable and the services to be performed by the General Partner are appropriate and helpful to the Plan, all within the meaning of
Section 408(b)(2) of ERISA and Section 4975 of the Code; and (iii) the Plan Fiduciary consents on behalf of the Plan and itself to and authorizes the operation of the Partnership as described in the Partnership's Offering Memorandum and herein.

            (b) Disclosures and Restrictions Regarding Benefit Plan Investors. Each Limited Partner that is a "benefit plan investor" (defined as any Plan, any other employee benefit plan as defined in but not subject to either ERISA or the Code and any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any employee benefit plan) represents that a fiduciary has disclosed such Limited Partner's status as a benefit plan investor by checking the box in question 3 of the Subscription Agreement. Each Limited Partner that is not a benefit plan investor represents and agrees that it will notify the General Partner immediately if at a later date such Limited Partner becomes a benefit plan investor. Notwithstanding anything herein to the contrary, the General Partner, on behalf of the Partnership, may take any and all action including, but not limited to, refusing to admit persons as Limited Partners or refusing to accept additional capital contributions, and requiring the redemption of the Units of any Limited Partner upon thirty (30) days' notice to the Limited Partner and otherwise in accordance with Paragraph 9, as may be necessary or desirable in the General Partner's sole discretion to assure that at all times the aggregate of all capital accounts of all benefit plan investors with respect to any "class of equity interests in the Partnership" as determined pursuant to United States Department of Labor Regulations Section 2510.3-101 do not amount to or exceed twenty-five percent (25%) of the total capital accounts with respect to each class of equity interest of all Limited Partners (not including the investments of the General Partner, any 50% or more shareholder of the General Partner, any advisor to any such person with respect to the Partnership, and any "affiliates," as such term is defined in the applicable regulation promulgated under ERISA, of any such persons) or to otherwise prevent any portion or all of the assets of the Partnership to be deemed for any purpose of ERISA or Section 4975 of the Code to be assets of any Plan.

            12. Special Power of Attorney.

            Each Limited Partner by his execution of this Limited Partnership Agreement does hereby irrevocably constitute and appoint the General Partner and each of its officers, with full power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear to (and deliver as may be appropriate) on his behalf and file and record in the appropriate public offices and publish (as may in the reasonable judgment of the General Partner be advisable or required by law) all instruments necessary or desirable for the operation of the Partnership as contemplated hereby. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive and shall not be affected by the subsequent incapacity, disability or death of a Limited Partner. In addition to the Power of Attorney granted hereby, each Limited Partner agrees, upon the request of the General Partner, to execute a special Power of Attorney to the foregoing effect, in form and substance satisfactory to the General Partner, on a document separate from this Limited Partnership Agreement.

            13. Withdrawal of a Partner.

            The Partnership shall terminate and be dissolved upon the dissolution or bankruptcy of the General Partner. In addition, the General Partner may voluntarily withdraw from the Partnership at any time on 90 days' written notice to the Limited Partners in which event the Partnership shall terminate unless a new general partner has been substituted pursuant to Paragraph 10 or 16. The death, incompetency, withdrawal, insolvency or dissolution of a Limited Partner shall not terminate or dissolve the Partnership, and such Limited Partner, his estate, custodian or personal representative shall have no right to withdraw or value such Limited Partner's interest in the Partnership except as provided in Paragraph 9 hereof. Each Limited Partner expressly waives any right or benefit under applicable law to receive any value from the Partnership after his withdrawal (including death) except through redemption of Units as provided herein, and, in the event of his death, he waives on behalf of himself and his estate, and directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership.

            14. No Personal Liability for Return of Capital.

            The General Partner shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner, it being expressly agreed that any such return of capital or profits made pursuant to this Limited Partnership Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

            15. Standard of Liability; Indemnification.

            (a) Standard of Liability for the General Partner. The General Partner and its Affiliates, as defined below, shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner or its Affiliates, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner or its Affiliates.

            (b) Indemnification of the General Partner by the Partnership. To the fullest extent permitted by law, the General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partner or its Affiliates.

            Notwithstanding the above, the General Partner and its Affiliates and any person acting as a Selling Agent for the Units shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

            In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission, the Massachusetts Securities Division and any other applicable regulatory agencies with respect to the issue of indemnification for securities law violations.

            The Partnership shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability the indemnification of which is herein prohibited.

            For the purposes of this Paragraph 15, the term "Affiliates" shall mean any person performing services on behalf of the Partnership who: (1) directly or indirectly controls, is controlled by, or is under common control with the General Partner; or (2) owns or controls 10% or more of the outstanding voting securities of the General Partner; or (3) is an officer, manager, member or trustee of the General Partner; or (4) if the General Partner is an officer, director, partner, manager, member or trustee, is any company for which the General Partner acts in any such capacity.

            Advances from Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of any legal action initiated against the General Partner by a Limited Partner are prohibited.

            Advances from Partnership funds to the General Partner and its Affiliates for legal expenses and other costs incurred as a result of a legal action will be made only if the following three conditions are satisfied: (1) the legal action relates to the performance of duties or services by the General Partner or its Affiliates on behalf of the Partnership; (2) the legal action is initiated by a third party who is not a Limited Partner; and (3) the General Partner or its Affiliates undertake to repay the advanced funds to the Partnership, with interest, in cases in which they would not be entitled to indemnification under the second paragraph of this Paragraph 15(b).

            In no event shall any indemnity or exculpation provided for herein be more favorable to the General Partner or any Affiliate than that permitted pursuant to Regulation 950 CMR 13.305 of the State of Massachusetts, or any successor regulation applicable to the offering of the Units.

            (c) Indemnification of the Partnership by the Partners. In the event the Partnership is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner's obligations or liabilities unrelated to the Partnership's business, such Partner shall indemnify and reimburse the Partnership for all loss and expense incurred, including reasonable attorneys' fees.

            16. Amendments; Meetings.

            (a) Amendments Only With the Consent of the General Partner. This Limited Partnership Agreement may not be amended without the consent of the General Partner. If at any time during the term of the Partnership the General Partner shall deem it necessary or desirable to amend this Limited Partnership Agreement, the General Partner may proceed to do so, provided that such amendment shall be effective only if embodied in an instrument approved by the General Partner and by the holders of more than fifty percent (50%) of the Units then owned by the Limited Partners (other than the General Partner or any of its principals or affiliates) or if approved (by similar vote) by the General Partner and such Limited Partners and if made in accordance with and to the extent permissible under the Act. In addition, to the extent that an amendment particularly affects a particular Series of Units, such amendment must be approved by the holders of more than fifty percent (50%) of the Units of such Series then owned by Limited Partners (other than the General Partner or any of its principals or affiliates). The General Partner shall not be required to notify the Limited Partners prior to taking any such action, but prompt notice of the taking of any such action without a meeting shall be given to the Limited Partners who have not consented to such action. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Limited Partnership Agreement, provided, however, that no such supplemental or amendatory agreement shall, without the consent of all Limited Partners, change or alter this Paragraph 16 or extend the term of the Partnership or, without the consent of the affected party, reduce the capital account of any Partner or modify the percentage of profits, losses or distributions to which any Partner is entitled hereunder. No meeting procedure or specified notice period is required, mere receipt of an adequate number of unrevoked written consents being sufficient. In addition, the General Partner may require Limited Partners to respond in the negative to a proposed amendment or be deemed to have consented thereto.

            (b) Amendments and Actions Without the Consent of the Limited Partners. The General Partner may amend this Limited Partnership Agreement without the consent of the Limited Partners in order to: (i) clarify any inaccuracy or ambiguity or reconcile any inconsistency; (ii) add to the representations, duties or obligations of the General Partner or surrender any right or power of the General Partner for the benefit of the Limited Partners;
(iii) delete or add any provision from or to this Limited Partnership Agreement required to be deleted or added by the Staff of the Securities and Exchange Commission or any other federal agency or any State "Blue Sky" official or similar official or in order to opt to be governed by any amendment or successor statute to the Act; (iv) change the location of the principal place of business of the Partnership; (v) change this Limited Partnership Agreement in any manner that is appropriate or necessary to qualify or maintain the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or that is appropriate or necessary to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes; (vi) change this Limited Partnership Agreement in any manner that does not adversely affect the Limited Partners in any material respect or that is required or contemplated by other provisions of this Limited Partnership Agreement or that is required by law; (vii) make any amendment that is appropriate or necessary, in the opinion of the General Partner, to prevent the Partnership or the General Partner or its managers or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended (to the extent any such person is not already so subject); (viii) make any amendment that is appropriate, in the opinion of the General Partner, to avoid the assets of the Partnership being treated for any purpose of ERISA or Section 4975 of the Code as assets of any "employee benefit plan" as defined in and subject to ERISA or of any plan or account subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Partnership's engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code; (ix) amend this Limited Partnership Agreement so as to effect the allocations anticipated hereby to the maximum practicable extent if such allocations are effectively altered by any change in the federal tax law; or (x) make any other amendment similar to the foregoing.

            (c) Continuation. In the event of a withdrawal of the General Partner when there is no remaining general partner, the Limited Partners may unanimously agree in writing to continue the business of the Partnership and appoint one or more general partners within 90 days of such withdrawal. If they do not do so, a majority in interest of the Limited Partners may within 90 days thereafter elect to form a new partnership to continue the business of the Partnership, which new partnership shall be identical to the Partnership, all the Limited Partners agreeing to be bound by the decision of the majority in interest on such matter. The remaining general partner or general partners of the Partnership may elect to continue the business of the Partnership upon the death, retirement (including the dissolution or admitted or court decreed insolvency), bankruptcy, removal or insanity of a general partner.

            (d) Meetings. Upon receipt of a written request, signed by Limited Partners owning at least 10% of the Units then owned by Limited Partners (other than the General Partner or any of its principals or affiliates) that a meeting of the Partnership be called to vote upon the possible removal of the General Partner, the General Partner shall, by written notice to each Limited Partner mailed within 15 days after such receipt, call a meeting of the Partnership. Such meeting shall be held at least 30 but not more than 60 days after the mailing of such notice, and such notice shall specify the date of, a reasonable place and time for, and the purpose of such meeting. The General Partner may call a meeting of the Partnership at any time, subject to the foregoing requirements relating to notice. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Partnership or soliciting consents in writing, including, without limitation, the determination of the persons entitled to vote, the existence of a quorum, the conduct of voting, the validity and effect of proxies and the determination of controversies.

            17. Governing Law.

            The validity and construction of this Limited Partnership Agreement shall be determined and governed by the laws of the State of Delaware.

            18. Miscellany.

            (a) Priority among Limited Partners. No Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership, except to the extent that Limited Partners' redemption rights, as described in Paragraph 9, may be deemed to create any such priority.

            (b) Notices. All notices under this Limited Partnership Agreement to the General Partner or the Partnership shall be in writing and shall be effective only upon actual delivery to the General Partner. Notices to Limited Partners shall be effective if sent by first class mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, and shall be effective upon the deposit of such notice in the United States mails.

            (c) Binding Effect. This Limited Partnership Agreement shall inure to and be binding upon all of the parties and persons indemnified hereunder, their successors and assigns, custodians, estates, heirs and personal representatives. For purposes of determining the rights of any Partner hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners, and all Partners agree that their rights shall be determined and that they shall be bound thereby.

            (d) Captions. Captions in no way define, limit, extend or describe, nor should they be deemed relevant to the interpretation of, the scope of this Limited Partnership Agreement nor the effect of any of its provisions.

            (e) Counterparts. This Limited Partnership Agreement may be executed in several counterparts (and by power of attorney), and all counterparts so executed shall constitute one Limited Partnership Agreement, binding on all the parties hereto, notwithstanding that all of the parties are not signatories to the original or same counterpart.

            IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Agreement.

General Partner:                 Limited Partners:

AIS FUTURES MANAGEMENT LLC       All Limited Partners now and hereafter
                                 admitted as limited partners of the
                                 Partnership pursuant to Power of Attorney now
By:/s/John R. Hummel             or hereafter executed in favor of and
-------------------              delivered to the General Partner.
John R. Hummel
President
                                 AIS FUTURES MANAGEMENT LLC

                                 By:/s/John R. Hummel
                                 --------------------
                                 John R. Hummel
                                 President